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Limoneira Company Announces Fourth Quarter and Fiscal Year 2013 Financial Results

- Fiscal Year 2013 Revenue Increased 29% Versus Last Year -

- Fiscal Year 2013 EBITDA Increased 43% Versus Last Year -

- Reduced Long-Term Debt by 31% or $27 Million in Fiscal Year 2013 -

- Acquired Agribusiness Acreage Increasing Total Acreage by Approximately 30% -

- Company Issues Fiscal Year 2014 Outlook -

Santa Paula, CA., January 13, 2014 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the fourth quarter and full fiscal year ended October 31, 2013.

Fiscal Year 2013 Fourth Quarter Results

For the fourth quarter of fiscal year 2013, revenue was $14.3 million, compared to revenue of $14.8 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $12.9 million, compared to $13.6 million in the fourth quarter last year, primarily reflecting lower avocado volume and revenue. Rental operations revenue was $1.1 million in the fourth quarter of fiscal year 2013 and the fourth quarter last year. Real estate development revenue was $316,000, compared to $90,000 in the fourth quarter last year.

Agribusiness revenue for the fourth quarter of fiscal year 2013 includes $9.5 million in lemon sales, compared to $8.5 million of lemon sales during the same period of fiscal year 2012, reflecting a higher average price per carton due to more favorable market conditions, partially offset by a lower number of cartons of fresh lemons sold. Avocado revenue was $1.2 million in the fourth quarter of fiscal year 2013, compared to $3.3 million during the same period of the previous fiscal year, reflecting an earlier completion of the avocado harvest in fiscal year 2013 compared to fiscal year 2012. The decrease in volume was partially offset by higher average price per pound. The Company recognized $0.4 million of orange revenue in the fourth quarter of fiscal year 2013 compared to $0.7 million of orange revenue in the same period of fiscal year 2012, reflecting a smaller crop compared to fiscal year 2012. Specialty citrus and other crop revenues were $1.7 million in the fourth quarter of fiscal year 2013, compared to $1.1 million in the fourth quarter of fiscal year 2012.

Costs and expenses for the fourth quarter of fiscal year 2013 were $15.9 million, compared to $14.3 million in the fourth quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects increased agribusiness costs associated with the Company’s expanded agribusiness, including the acquisition of Associated Citrus Packers, Inc. (“Associated”), compared to the same period last year.

Operating loss for the fourth quarter of fiscal year 2013 was $1.6 million, compared to operating income of $0.5 million in the fourth quarter of the previous fiscal year. Operating loss for the quarter was primarily the result of a $2.1 million decrease in avocado revenue due to lower production. Associated earned approximately $0.5 million of operating income in the fourth quarter of fiscal year 2013 from its September 6, 2013 acquisition date.

EBITDA was ($0.6) million in the fourth quarter of fiscal year 2013, compared to $1.1 million in the same period of fiscal year 2012. A reconciliation of EBITDA and Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

In the fourth quarter of fiscal year 2013, the Company did not incur any interest expense due to repayments of long-term debt made with the proceeds from the Company’s February 2013 public offering of common stock. All interest incurred during the fourth quarter of fiscal year 2013 was capitalized on non-bearing orchards, real estate development projects and significant construction in progress. In the fourth quarter of fiscal year 2012, the Company’s interest expense was $0.1 million. Non-cash interest income as a result of fair value adjustments on the Company’s interest rate swap was zero in the fourth quarter of fiscal year 2013, compared to $0.2 million in the same period of the prior year. The interest rate swap that generated income in prior periods expired in the third quarter of fiscal year 2013.

Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2013 was $1.1 million, compared to net income applicable to common stock, after preferred dividends, in the fourth quarter of fiscal year 2012 of $0.1 million. Loss per diluted share for the fourth quarter of fiscal year 2013 was $0.08 on approximately 13.6 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.01 on approximately 11.2 million weighted average diluted common shares outstanding in the same period of the prior year. The year-over-year increase in shares outstanding is primarily due to the Company’s February 2013 public offering of common stock and shares issued in connection with the acquisition of Associated.

Fiscal Year 2013 Results

For the fiscal year ended October 31, 2013, revenue increased 29% to $84.9 million, compared to $65.8 million last year. Operating income for fiscal year 2013 was $5.4 million, compared to an operating income of $4.6 million last year. Adjusted EBITDA for fiscal year 2013 was $10.0 million, compared to $6.9 million last year. Net income applicable to common stock, after preferred dividends, for fiscal year 2013 was $4.6 million, compared to $2.9 million last year. Earnings per diluted share for fiscal year 2013 was $0.36 on approximately 12.8 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.26 on approximately 11.2 million weighted average diluted common shares outstanding last year. The year-over-year increase in shares outstanding is primarily due to the Company’s February 2013 public offering of common stock and shares issued in connection with the acquisition of Associated. Fiscal year 2013 operating results include a $3.1 million gain associated with sale of Calavo Growers, Inc. (“Calavo”) (NASDAQ: CVGW) common stock and a $1.8 million equity loss on the disposition of property by the Company’s equity investee, HM East Ridge, LLC.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “Fiscal year 2013 was another strong year for Limoneira. We generated solid revenue, EBITDA, and net income growth, reflecting the strength of our expanding agribusiness, including several accretive acquisitions that we have made over the past two years. We also made significant improvements to our balance sheet and improved our overall financial position throughout the year. We used the proceeds from our successful public offering in February 2013 as well as cash generated from strategic asset sales and operating activities to reduce our long-term debt by $27 million and we completed two accretive acquisitions.”

Mr. Edwards continued, “As we begin the new fiscal year, we are well positioned to benefit from the expanding foundation of our business. We now have over 10,000 acres of owned, leased and managed agricultural property, which is almost a 30% increase in agricultural land compared to the beginning of fiscal year 2013 and we expect this to significantly contribute to our fiscal year 2014 operating results. We continue to see a healthy pipeline of potential agribusiness acquisition opportunities that would enable us to further leverage our operating expertise. Most recently, we announced the acquisition of 760 acres of agricultural property in Porterville, California. This land includes 400 acres of lemon orchards that are typically harvested and sold from November through March, from which we expect to generate additional agribusiness operating profit during the first and second quarters of fiscal year 2014.”

Mr. Edwards continued, “In fiscal 2013, we cleared all regulatory hurdles and are now in a position to begin development on East Areas 1 and 2 and we are very pleased with the strong interest this project is generating from some of the largest homebuilders in the United States. We are committed to entering into a deal that will optimize the success, cash flow and profitability of the project for the Company and our shareholders. We are and have been engaged in discussions with reputable builders and our goal is to break ground on the project and begin selling homes in the next 12 to 18 months, subject to general business, market and economic conditions. This month, we began working with a rock remediation company to begin land preparations for the project.”

Balance Sheet and Liquidity

The Company made considerable improvements to its balance sheet in fiscal year 2013. Long-term debt decreased by 31% or $27.3 million from $88.9 million to $61.6 million compared to fiscal year end 2012. The Company used the net proceeds from its February 2013 public offering to reduce its debt and acquire accretive citrus orchards.

The previously announced sale of 165,000 shares of Calavo Growers stock in April 2013 and the sale of the HM East Ridge, LLC property in June 2013 generated net cash of $4.8 million and $5.7 million, respectively, which was used to further reduce long term debt.

Real Estate Development

During fiscal year 2013, the Company executed its on-going real estate development strategy by capitalizing development costs of $5.6 million. In fiscal year 2012, the Company capitalized real estate development costs of $5.1 million.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In fiscal year 2013, lemon sales were comprised of approximately 72% to U.S. and Canada-based customers, 27% to domestic exporters and 1% to international customers.

Alex Teague, Senior Vice President stated, “We continue to benefit from our direct lemon marketing and sales strategy. We now have approximately 140 lemon customers, underscoring the success of our sales team. In fiscal year 2013, we sold approximately 700,000 more fresh lemon cartons than in last fiscal year, and we are well positioned for continued growth throughout fiscal year 2014 as we benefit from the additional agricultural acreage we acquired and leased over the past years. In addition, our lemon business will be strengthened by our acquisition of Associated Citrus Packers in Yuma, Arizona and our recent acquisition of lemon orchards in Porterville, California, both of which will enhance our ability to provide lemons to our customers on a year round basis.”

In June 2013, the Company announced that it plans to build 71 agriculture workforce housing units in Santa Paula, California, that will be available for rent to local agriculture workers and Limoneira employees. The Company estimates that the total cost of the development will be approximately $8.5 million and will be completed and available for rent during fiscal year 2014. When fully occupied, annual rental revenue from the additional housing units is anticipated to be approximately $850,000 to $900,000.

In July 2013, the Company announced that it entered into a long-term lease agreement with Cadiz Inc. (NASDAQ: CDZI) to develop lemon orchards on Cadiz's agricultural property in eastern San Bernardino County, California (the "Cadiz Ranch"). Under the terms of the Agreement, Limoneira has secured the right to lease and plant up to 1,280 acres of lemons over the next five years at the Cadiz Ranch operations in the Cadiz Valley. The arrangement provides a new growing, packing, and marketing opportunity that is complementary to Limoneira's existing production.

In September 2013, the Company completed the acquisition of Associated, which owned approximately 1,300 acres of agricultural property in Yuma, Arizona, comprised of approximately 950 acres of productive lemon orchards, approximately 350 acres of other crops and facilities and access to the Colorado River for crop irrigation. The purchase price was $17.0 million in stock and cash plus the repayment of approximately $1.6 million of Associated’s debt. During the 2012 / 2013 growing season, Limoneira procured, packed and sold Associated’s lemons and the lemons of certain other Yuma area lemon growers.

In October 2013, the Company acquired approximately 760 acres of agricultural property (“Lemons 400”) in the town of Porterville in Tulare County, California for $8.75 million cash. This property consists of approximately 400 acres of productive lemon orchards and 360 acres primarily leased for cattle grazing. The acquisition includes water assets and agricultural equipment and supplies. The acquisition is expected to generate additional agribusiness operating profit for Limoneira during the first and second quarters of fiscal year 2014.

Subsequent to the end of fiscal year 2013, the Company announced the sale of its Sevilla and Pacific Crest properties located in Santa Maria, California. Both properties are being sold to the same buyer and the combined purchase price of the two properties is $8.3 million. During fiscal year 2014, the Company expects to receive $8.1 million net cash in addition to interest earned on notes receivable issued for the purchase price.

Fiscal Year 2014 Outlook

For the first and second quarters of fiscal year 2014, the Company expects to realize incremental revenue and earnings resulting from the acquisitions of Associated and Lemons 400.

For the fiscal year ending October 31, 2014, the Company expects to sell between 3.0 million to 3.3 million cartons of fresh lemons, and expects to sell approximately 6.0 million pounds of avocados. The California avocado crop typically experiences alternating years of high and low production due to plant physiology. Fiscal 2013 was a high avocado production year and fiscal 2014 is expected to be a lower avocado production year. Lemon and avocado prices are expected to be higher in fiscal year 2014 than 2013 due to lower industry production.

The Company expects to earn approximately $7.0 million in operating income in fiscal year 2014, representing approximately a 30% increase over fiscal year 2013 operating income of $5.3 million. The expected increase in operating income is primarily due to the additional lemon revenues to be generated by the acquisitions of Associated and Lemons 400, partially offset by lower expected avocado revenues. Fiscal year 2014 pre-tax earnings are anticipated to be similar to fiscal year 2013 as $1.3 million of earnings from asset sales and $0.7 million in interest rate swap income realized in fiscal 2013 are not expected to recur in fiscal year 2014.

The Company began fiscal year 2014 with approximately 2,300 additional agricultural acres, representing a 30% increase compared to the beginning of fiscal year 2013.

Conference Call Information

The Company will host a conference call and audio webcast on January 13, 2014, at 5:30 am Pacific Time (8:30 am Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 802-2279, and international participants should dial (913) 312-1522.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through January 27, 2014, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 8172019.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,000 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended October 31,		Years Ended October 31,
	2013	2012	2013	2012

Net income (loss)	$(1,084,000)	$141,000	$4,906,000	$3,150,000
Total interest income, net	(20,000)	(124,000)	(672,000)	(335,000)
Income taxes	(309,000)	477,000	3,235,000	1,978,000
Depreciation and amortization	765,000	560,000	2,403,000	2,131,000
EBITDA	(648,000)	1,054,000	9,872,000	6,924,000
Impairments of real estate development assets	95,000	-	95,000	-
Adjusted EBITDA	$(553,000)	$1,054,000	$9,967,000	$6,924,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	October 31,
	2013	2012
Assets
Current assets:
Cash	$82,000	$11,000
Accounts receivable, net	6,419,000	4,252,000
Notes receivable - related parties	-	42,000
Cultural costs	4,124,000	2,254,000
Prepaid expenses and other current assets	2,972,000	2,116,000
Income taxes receivable	-	712,000
Total current assets	13,597,000	9,387,000

Property, plant and equipment, net	86,210,000	53,380,000
Real estate development	83,419,000	77,772,000
Equity in investments	1,800,000	8,947,000
Investment in Calavo Growers, Inc.	14,845,000	15,701,000
Notes receivable - related parties	17,000	16,000
Notes receivable	2,024,000	2,296,000
Other assets	8,002,000	5,123,000
Total Assets	$209,914,000	$172,622,000
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,784,000	$3,670,000
Growers payable	2,325,000	2,085,000
Accrued liabilities	5,477,000	4,017,000
Fair value of derivative instruments	717,000	1,072,000
Current portion of long-term debt	569,000	760,000
Total current liabilities	13,872,000	11,604,000
Long-term liabilities:
Long-term debt, less current portion	61,563,000	88,875,000
Deferred income taxes	19,343,000	10,488,000
Other long-term liabilities	4,483,000	8,953,000
Total long-term liabilities	85,389,000	108,316,000
Commitments and contingencies
Stockholders' equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at October 31, 2013 and 2012) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: -0- issued or outstanding at October 31, 2013 and 2012)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,016,011 and 11,203,180 shares issued and outstanding at October 31, 2013 and 2012, respectively)	140,000	112,000
Additional paid-in capital	88,160,000	35,714,000
Retained earnings	19,098,000	16,398,000
Accumulated other comprehensive income (loss)	255,000	(2,522,000)
Total stockholders' equity	110,653,000	52,702,000
Total Liabilities and Stockholders' Equity	$209,914,000	$172,622,000

Limoneira Company

Consolidated Income Statements (unaudited)

	Three months ended October 31,		Twelve months ended October 31,

	2013	2012	2013	2012
Revenues:
Agribusiness	$12,876,000	$13,641,000	$79,990,000	$61,553,000
Rental operations	1,095,000	1,064,000	4,250,000	4,023,000
Real estate development	316,000	90,000	644,000	252,000
Total revenues	14,287,000	14,795,000	84,884,000	65,828,000
Costs and expenses:
Agribusiness	11,826,000	10,676,000	63,607,000	47,300,000
Rental operations	706,000	671,000	2,601,000	2,418,000
Real estate development	420,000	282,000	1,333,000	1,037,000
Impairments of real estate development assets	95,000	-	95,000	-
Selling, general and administrative	2,853,000	2,708,000	11,850,000	10,517,000
Total costs and expenses	15,900,000	14,337,000	79,486,000	61,272,000
Operating income (loss)	(1,613,000)	458,000	5,398,000	4,556,000
Other income (expense):
Interest expense	-	(114,000)	(124,000)	(508,000)
Interest income from derivative instruments	-	212,000	711,000	739,000
Gain on sale of stock in Calavo Growers, Inc.	-	-	3,138,000	-
Interest income	20,000	26,000	85,000	104,000
Other income (loss), net	(7,000)	(150,000)	382,000	64,000
Total other income (loss)	13,000	(26,000)	4,192,000	399,000
Income (loss) before income tax (provision) benefit and equity in earnings (losses) of investments	(1,600,000)	432,000	9,590,000	4,955,000
Income tax (provision) benefit	309,000	(477,000)	(3,235,000)	(1,978,000)
Equity in earnings (losses) of investments	207,000	186,000	(1,449,000)	173,000
Net income (loss)	(1,084,000)	141,000	4,906,000	3,150,000
Preferred dividends	(65,000)	(65,000)	(262,000)	(262,000)
Net income (loss) applicable to common stock	$(1,149,000)	$76,000	$4,644,000	$2,888,000

Basic net income (loss) per common share	$(0.08)	$0.01	$0.36	$0.26

Diluted net income (loss) per common share	$(0.08)	$0.01	$0.36	$0.26

Dividends per common share	$0.03	$0.03	$0.15	$0.13

Weighted-average common shares outstanding-basic	13,663,000	11,203,000	12,775,000	11,202,000
Weighted-average common shares outstanding-diluted	13,663,000	11,203,000	12,775,000	11,202,000